FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

                          SECOND AMENDMENT AND CONSENT
                           TO NOTE PURCHASE AGREEMENT

                          $40,000,000 Principal Amount
                               7.71% Senior Notes
                               Due March 31, 2007

                                                    Dated as of December 7, 1999

To Each of the Holders of Senior Notes
   of Franklin Electronic Publishers,
   Incorporated Named in the
   Attached Schedule I

Ladies and Gentlemen:

      Reference is made to the Note Purchase Agreement dated as of March 27, 1997 among Franklin Electronic Publishers, Incorporated (the "Company") and each of the Purchasers named in Schedule A to the Note Agreement (as amended, the "Note Agreement"), pursuant to which the Company issued $40,000,000 principal amount of its 7.71% Senior Notes due March 31, 2007 (the "Notes"). You are referred to herein individually as a "Holder" and collectively as the "Holders." Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Note Agreement.

      The Company is not in compliance with various covenants contained in
Article 10 of the Note Agreement and expects to continue to be in noncompliance with such covenants. The Holders have waived the Company's noncompliance with such covenants through the date of this Second Amendment pursuant to a Waiver dated November 11, 1999.

      The Company has requested the modification of certain of the covenants and other provisions contained in the Note Agreement and the consent of the Holders to permit it to enter into a credit facility. The Holders are willing to grant an amendment on the terms and conditions hereinafter set forth.

      In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Holders agree as follows:

SECTION 1. AMENDMENTS

      1.1. Amendment of Section 1. Section 1 of the Note Agreement is amended to include the following final sentence:

      "The Notes will be secured pursuant to the Security Documents by a Lien, which Lien will be junior to Liens in favor of the Banks, on the Collateral."

      1.2. Amendment of Section 7.1. Section 7.1 of the Note Agreement is amended by deleting the word "and" at the end of Section 7.1(f), by redesignating Section 7.1(g) as Section 7.1(h) and by adding a new Section 7.1(g) to read in its entirety as follows:

            (g) Collateral Reports - upon request of such holder, copies of all reports concerning the Collateral that are provided to the Banks, concurrently with their delivery to the Banks; and

      1.3. Amendment of Section 7.2. The reference in Section 7.2(a) of the Note Agreement to "Section 10.14" is amended to read "Section 10.16."

      1.4. Amendment of Section 8.1.

            1.4.1. Section 8.1(a) of the Note Agreement is amended to read in its entirety as follows:

            "(a) On or prior to June 30, 2000 (including on the date of effectiveness of the Second Amendment), and on March 31, 2001 and each March 31 thereafter to and including March 31, 2005, the Company will prepay $2,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at 100% of the principal amount prepaid and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Sections 8.1(b), 8.2 or 10.3, or purchase of the Notes permitted by
      Section 8.5, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase. The remaining unpaid principal amount of the Notes is payable on March 31, 2006."

            1.4.2. Section 8.1(c) of the Note Agreement is amended to read in its entirety as follows:

            "(c) Intentionally omitted."

            1.4.3. Section 8.1 of the Note Agreement is amended to include the following paragraph at the end of such Section:

            "(e) Contemporaneously with the execution and delivery of the Second Amendment by the Company and each holder of Notes, but without additional notice to such holders, the Company shall prepay the Notes in a principal amount not less than $10,000,000 at 100% of such principal amount so prepaid, plus accrued interest. Such prepayment shall not require the Company to make any additional payment, including, but not limited to, payment of the Make-Whole Amount, and shall be allocated in accordance with the provisions of Section 8.3 of the Note Agreement."

      1.5. Amendment of Section 8.2. Section 8.2 of the Note Agreement is amended to read in its entirety as follows:

      "8.2. Optional Prepayments.

                  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in a principal amount not less than $1,000,000 in the case of a partial prepayment (without the payment of any additional amount, including the Make-Whole Amount, except as provided below), as follows:

                  (a) at 100% of the principal amount so prepaid, plus accrued interest, during the period commencing on the date on which the Second Amendment becomes effective and ending December 31, 2000;

                  (b) at 102.5% of the principal amount so prepaid, plus accrued interest, during the period commencing on January 1, 2001 and ending December 31, 2001; and

                  (c) at 105% of the principal amount so prepaid, plus accrued interest, thereafter.

      The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid."

      1.6. Amendment of Section 9.7. Section 9.7 of the Note Agreement is amended to read in its entirety as follows:

      "9.7. Intentionally Omitted."

      1.7. Addition of Section 9.8. New Section 9.8 is added to the Note Agreement to read in its entirety as follows:

      "9.8. Interest.

                  Commencing October 1, 1999, on each interest payment date specified in the Notes, the Company shall pay (a) interest in cash on the Notes at the rate of 11% per annum and (b) additional interest on the Notes at a rate of 2% per annum, or such lesser applicable rate as specified below (the "PIK Percentage"), in cash or, in lieu of cash and at the Company's option, through the issuance of additional Notes ("Secondary Notes") in an aggregate principal amount equal to the amount of interest (rounded to the nearest whole cent) that would be payable with respect to such Notes if such interest (the "PIK Portion") were paid in cash; provided that the Company shall pay cash in lieu of issuing Secondary Notes in any denominations of less than $1,000 (determined for each holder of Notes with respect to the aggregate principal amount of Notes held by such holder as shown in the note register of the Company). On each interest payment date on which the Company elects to pay the PIK Portion through the issuance of Secondary Notes, the Company shall issue and deliver Secondary Notes to each holder of Notes, in the aggregate principal amount required to pay such PIK Portion, together with cash in the amount necessary to pay the portion of the interest due on such interest payment date that is payable in cash. Any Secondary Note so issued shall be dated the applicable interest payment date, shall mature on March 31, 2006, shall be governed by, and subject to, the terms, provisions and conditions of this Agreement, and shall bear interest from and after such date in the same manner as, and have the same rights and benefits as, the Notes previously issued. Any Secondary Notes shall be in substantially the form of Exhibit 1 but shall be issued with the designation "PIK" on its face. The Company shall pay any interest payable on or after the date of maturity of any Note solely in cash.

                  The PIK Percentage shall be reduced upon the prepayment by the Company of the $2,000,000 required to be paid on or prior to June 30, 2000 in accordance with the provisions of Section 8.1(a) (in addition to the $10,000,000 prepayment required by Section 4.3 of the Second Amendment) in principal amount of the Notes as follows: (i) one percent in the event that such prepayment is made on the date of effectiveness of the Second Amendment or (ii) one-half of one percent in the event that such prepayment is made after the date of effectiveness of the Second Amendment and on or prior to June 30, 2000. Such reduction shall be effective from the date such optional prepayment is received in full by the holders of the Notes. No adjustment in the PIK Percentage shall be made until the full $2,000,000 prepayment has been made.

                  In the event of any prepayments in addition to those referred to in the preceding paragraph, the PIK Percentage shall be further reduced by one-third of one percent for each "qualifying optional prepayment" by the Company of $1,000,000 in principal amount of the Notes pursuant to
      Section 8.2 on or prior to September 30, 2000. Such reduction shall be effective from the date such optional prepayment is received in full by the holders of the Notes. The

      $10,000,000 prepayment required by Section 4.3 of the Second Amendment shall not affect the PIK Percentage. For purposes of this paragraph, "qualifying optional prepayment" means a prepayment using the proceeds (A) of the sale by the Company of its equity securities or (B) of Indebtedness of the Company subordinated to the Notes on terms satisfactory to the Required Holders.

                  The Company shall have the right to aggregate amounts of interest payable in the form of Secondary Notes to any holder of Notes and issue to such holder a single Secondary Note in payment thereof."

      1.8. Amendment of Section 10.3. Section 10.3 of the Note Agreement is amended to read in its entirety as follows:

      "10.3. Sale of Assets.

                  Except as permitted by Section 10.2, the Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise (including by way of merger) dispose of (collectively a "Disposition") any assets, including any shares of capital stock of Subsidiaries, in one or a series of transactions, other than in the ordinary course of business, to any Person, except to the Company or a Wholly-Owned Subsidiary, unless (i) no Default or Event of Default has occurred and is continuing and (ii) the net proceeds of such Disposition are applied to reduce outstanding Indebtedness of the Company or its Subsidiaries that is not subordinated to the Notes. Any such reduction in Indebtedness shall be permanent and, therefore, such proceeds shall not be applied to Indebtedness of a revolving nature absent a corresponding permanent reduction in the commitment of the holders of such Indebtedness to lend on a revolving basis. Any prepayment of Notes pursuant to this Section 10.3 shall be in accordance with Section 8.2, without regard to the minimum prepayment requirements thereof."

      1.9. Amendment of Section 10.4. Section 10.4 of the Note Agreement is amended by deleting the word "and" at the end of Section 10.4(g), by replacing the period at the end of Section 10.4(h) with "; and" and by adding a new
Section 10.4(i) to read in its entirety as follows:

            "(i) The first priority Lien on the Collateral, as such term is defined herein and in the New Credit Agreement, in favor of the Banks as contemplated by the New Credit Agreement."

      1.10. Amendment of Section 10.6. Section 10.6(b) of the Note Agreement is amended to read in its entirety as follows:

            "(b) Indebtedness not exceeding $25,000,000 in aggregate principal amount from time to time outstanding under the New Credit Agreement;"

      1.11. Amendment of Section 10.8. Section 10.8 of the Note Agreement is amended to read in its entirety as follows:

      "10.8. Interest Coverage.

                  The Company will not at any time permit the ratio of EBITDA to Consolidated Interest Expense to be less than:

                  (a) 2.25 to 1.0 for the period of two consecutive fiscal
            quarters ending December 31, 1999;

                  (b) 2.5 to 1.0 for the period of three consecutive fiscal
            quarters ending March 31, 2000;

                  (c) 2.5 to 1.0 for the period of four consecutive fiscal
            quarters ending June 30, 2000;

                  (d) 2.75 to 1.0 for the period of four consecutive fiscal
            quarters ending September 30, 2000; and

                  (e) 3.0 to 1.0 for each period of four consecutive fiscal
            quarters ending on the last day of each fiscal quarter commencing with the quarter ending December 31, 2000."

      1.12. Amendment of Section 10.9. Section 10.9 of the Note Agreement is amended to read in its entirety as follows:

      "10.9. Fixed Charge Ratio.

                  The Company will not at any time permit the ratio of (i) EBITDA plus one-third of Consolidated Rental Expense to (ii) Consolidated Fixed Charges to be less than:

                  (a) 2.0 to 1.0 for the period of two consecutive fiscal
            quarters ending December 31, 1999;

                  (b) 2.25 to 1.0 for the period of three consecutive fiscal quarters ending March 31, 2000;

                  (c) 2.25 to 1.0 for the period of four consecutive fiscal
            quarters ending June 30, 2000;

                  (d) 2.5 to 1.0 for the period of four consecutive fiscal
            quarters ending September 30, 2000; and

                  (e) 2.5 to 1.0 for each period of four consecutive fiscal
            quarters ending on the last day of each fiscal quarter commencing with the quarter ending December 31, 2000."

      1.13. Amendment of Section 10.10. Section 10.10 of the Note Agreement is amended to read in its entirety as follows:

      "10.10. Consolidated Net Worth.

                  The Company will not permit Consolidated Net Worth at the end of any fiscal quarter to be less than $40,000,000 plus the cumulative sum of 50% of Consolidated Net Income (without reduction for any losses) for each fiscal year ending after March 31, 1999."

      1.14. Amendment of Section 10.11. The heading of Section 10.11 of the Note Agreement is amended to read as follows:

      "10.11. Restricted Payments; Restricted Investments."

      1.15. Addition of Section 10.15. New Section 10.15 is added to the Note Agreement to read as follows:

      "10.15. Current Asset Coverage.

                  The Company will not at any time permit the ratio of Consolidated Current Assets to the principal amount of Notes then outstanding to be less than 1.0 to 1.0."

      1.16. Addition of Section 10.16. New Section 10.16 is added to the Note Agreement to read as follows:

      "10.16. Amendment of New Credit Agreement.

                  The Company will not amend, modify or change the New Credit Agreement in any way without the prior written consent of the Required Holders, except that without such consent (i) waivers may be requested and given thereunder, (ii) the rate of interest and amounts of fees payable thereunder may be reduced and (iii) the financial covenants contained therein may be relaxed."

      1.17. Amendment of Section 11. Section 11(c) of the Note Agreement is amended to read in its entirety as follows:

            "(c) the Company defaults in the performance of or compliance with
      (i) any term contained in Section 7.1(d) or Sections 10.1 through 10.16, or (ii) any term contained in any Security Document and such default continues beyond any period of grace provided therein."

      1.18. Amendment of Section 22. New Section 22.7 is added to the Note Agreement to read as follows:

      "22.7. Action in respect of Collateral.

                  Notwithstanding anything to the contrary in any Security Document, the holders of the Notes agree to take action in respect of the Collateral only with the consent or pursuant to the direction of the Required Holders. Any proceeds received pursuant to the enforcement of the Liens in favor of the holders by any holder of Notes shall be shared ratably, net of expenses, with all holders of Notes. Each holder of Notes agrees (i) that any action in respect of the Collateral shall be brought in the name of all holders of Notes and (ii) to execute all documents reasonably necessary to institute or pursue any such actions.

                  No holder of Notes shall have any liability to any other holder of Notes or to the Company for actions it has taken, or omitted from taking, in respect of the Collateral, except upon a finding of gross negligence or willful misconduct on the part of such holder of Notes. Failure of a holder to exercise any rights in respect of the Collateral shall not constitute gross negligence or willful misconduct."

      1.19. Amendment of Schedule B.

            1.19.1. Schedule B of the Note Agreement is amended to include the following defined terms:

                  "'Banks' means Banc of America Commercial Finance Corporation, through its Commercial Funding Division, and any other institutions party to the New Credit Agreement.

                  'Collateral' means (i) all assets of the Company subject to the Lien created by the Security Documents and (ii) any assets of the Company or any Subsidiary subsequently subjected to any Lien securing the Notes pursuant to Section 5.2 of the Second Amendment.

                  'Consolidated Current Assets' means, as of any date, (a) cash of the Company and its Subsidiaries on such date, plus (b) 85% of the sum of accounts receivable and inventory of the Company and its Subsidiaries on such date (each as determined in accordance with GAAP), less (c) the principal amount of Indebtedness then outstanding under the New Credit Agreement (excluding any amount allocated to fixed assets).

                  'PIK Percentage' is defined in Section 9.8.

                  'PIK Portion' is defined in Section 9.8.

                  'Secondary Notes' is defined in Section 9.8.

                  'Second Amendment' means the Second Amendment and Consent to Note Agreement dated as of December 7, 1999 between the Company and each other institution named in the signature pages thereto.

                  'Security Documents' means the mortgages, deeds of trust, security agreements, financing statements and any other agreements or documents entered into by the Company or any Subsidiary creating Liens securing the Notes and other obligations payable by the Company or any Subsidiary pursuant to this Agreement."

            1.19.2. The following definitions are amended to read in their entirety as follows:

                  "'Consolidated Interest Expense' means, for any period, the consolidated interest expense (including imputed interest on Capitalized Lease Obligations, but excluding interest paid in the form of Secondary Notes) of the Company and its Subsidiaries for such period determined in accordance with GAAP.

                  'New Credit Agreement' means the Loan and Security Agreement dated as of December 7, 1999 among the Company, Franklin Electronic Publishers (Europe) Ltd., Franklin Electronic Publishers (Deutschland) GmbH and the Banks, as it may hereafter be amended, modified or changed.

                  'Restricted Investments' means any Investment of the Company and its Subsidiaries other than:

                  (a) property or assets to be used or consumed in the ordinary course of business;

                  (b) current assets (as determined in accordance with GAAP)
            arising from the sale of goods and services in the ordinary course of business;

                  (c) Investments in Wholly-Owned Subsidiaries existing at the time of effectiveness of the Second Amendment;

                  (d) Advances not exceeding $250,000 in the aggregate at any time to officers and employees in the ordinary course of business;

                  (e) Investments in:

                      (i) commercial paper and loan participations maturing in 270 days or less from the date of issuance which at the time of acquisition are rated in one of the top two rating classifications by at least one credit rating agency of recognized national standing;

                      (ii) certificates of deposit or banker's acceptances maturing within two years from the date of acquisition issued by commercial banks (A) having capital, surplus and undistributed profits (or their equivalent) of at least $100,000,000, or (B) assets of at least $1,000,000,000, and whose long-term debt is rated in one of the top two rating classifications by at least one credit rating agency of recognized national standing;

                      (iii) obligations maturing within two years from the date of acquisition (A) of or fully guaranteed by the United States of America or an agency thereof or (B) of a foreign government of at least comparable credit quality;

                      (iv) repurchase agreements, having a term of not more than 90 days and fully collateralized with obligations of the type described in clause (iii), with a bank satisfying the requirements of clause (ii); and

                      (v) money market mutual funds primarily investing in Investments described in foregoing clauses (i) through
                      (iv).

      For purposes of this Agreement, an Investment shall be valued at the lesser of (i) cost and (ii) the value at which such Investment is to be shown on the books of the Company and its Subsidiaries in accordance with GAAP."

      1.20. Amendment of Exhibit 1. Exhibit 1 to the Note Agreement is amended in the form attached as Exhibit 1 to this Second Amendment.

SECTION 2. REAFFIRMATION; REPRESENTATIONS AND WARRANTIES

      2.1. Reaffirmation of Note Agreement. The Company reaffirms its agreement to comply with each of the covenants, agreements and other provisions of the Note Agreement and the Notes, including the additions and amendments of such provisions effected by this Second Amendment.

      2.2. Note Agreement. The Company represents and warrants that, subject to the effectiveness of this Second Amendment, the representations and warranties contained in the Note Agreement are true and correct as of the date hereof, except for such changes, facts, transactions and occurrences that have arisen since April 15, 1999 in the ordinary course of business and such other matters as have been previously disclosed in writing by the Company to the Holders.

      2.3. No Default or Event of Default. After giving effect to the transactions contemplated hereby, there will exist no Default or Event of Default.

      2.4. Authorization. The execution, delivery and performance by the Company of this Second Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. Each of the Note Agreement and this Second Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

SECTION 3. [RESERVED]

SECTION 4. EFFECTIVE DATE

      This Second Amendment shall become effective as of the date set forth above upon satisfaction of the following conditions:

      4.1. Consent of Holders to Second Amendment. The Holders of 100% of the aggregate principal amount of the Notes outstanding shall have executed counterparts of this Second Amendment.

      4.2. Consent of Holders to New Credit Agreement. The Holders of 100% of the aggregate principal amount of the Notes outstanding shall have consented to the form and substance of the New Credit Agreement, such consent to evidenced by the execution by the Holders of this Second Amendment.

      4.3. Prepayment. The Company shall have prepaid at least $10,000,000 principal amount of the Notes at 100% of such principal amount so prepaid, plus accrued interest, which prepayment shall not require the Company to make any additional payment, including, but not limited to, payment of the Make-Whole Amount. Such prepayment shall be allocated in accordance with the provisions of
Section 8.3 of the Note Agreement. Notes evidencing the PIK Portion of the accrued interest being paid pursuant to this Section 4.3 must be issued within five Business Days of the effective date of this Second Amendment and failure by the Company to issue and deliver such Notes shall constitute an Event of Default under the Note Agreement.

      4.4. Amendment Fee. Each Holder, whether or not such Holder executes this Second Amendment, shall have received payment of an amendment fee equal to 0.25% of the principal amount of the outstanding Notes held by such Holder prior to the application of the prepayment described in Section 4.3.

      4.5. Opinion of Company Counsel. The Holders shall have received an opinion of counsel for the Company, in form and substance satisfactory to the Holders and their special counsel, to the effect set forth in Section 2.4.

      4.6. Expenses. The Company shall have paid all fees and expenses of special counsel to the Holders.

      4.7. Security Interest. The Holders shall have (i) received executed Security Documents satisfactory to the Holders in a form such that the proper filing thereof will create perfected Liens on the Collateral, junior only to the Liens in favor of the Banks, and (ii) entered into an agreement with the Banks for the subordination of the Liens in favor of the Holders to the Liens in favor of the Banks.

SECTION 5. MISCELLANEOUS

      5.1. Filing and Recording Security Documents. The Company agrees to provide such information, execute such documents and take such other actions necessary for the Holders to effect the proper filing of the Security Documents within seven Business Days following a request therefor by any Holder, and the failure of the Company to do so shall constitute an Event of Default under the Note Agreement.

      5.2. Foreign Collateral. So long as the Holders request, prior to January 30, 2000, the Company to do the following, the Company agrees, and agrees to cause its Subsidiaries, Franklin Electronic Publishers (Europe) Ltd. and Franklin Electronic Publishers (Deutschland) GmbH, to, execute such security documents and take such other steps as may be requested by the Holders to further secure the Notes with a Lien on the assets of such Subsidiaries; provided, that such Lien (a) only covers assets that are then subject to Liens in favor of the Banks, (b) is junior to the Liens in favor of the Banks pursuant to a subordination agreement in form and substance acceptable to the Banks and the Holders, and (c) shall only be required to be granted to the extent that the Holders and the Banks determine that such Liens can be granted without significant risk of Material liability to the Company or any of its Subsidiaries or any liability to the Banks. Failure by the Company to comply with this
Section 5.2 shall constitute an Event of Default under the Note Agreement.

      5.3. Ratification. Except to the extent amended, modified, deleted or added to hereby, the terms and provisions of the Note Agreement, including the representations and warranties contained therein, shall remain in full force and effect and are ratified, confirmed, remade and approved in all respects as of the date hereof.

      5.4. Reference to and Effect on the Note Agreement and the Notes. Upon the final effectiveness of this Second Amendment, (a) each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the "Agreement," "Note Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby and (b) each reference to a "Note" or "Notes" shall mean and include any or all Notes and any or all Secondary Notes.

      5.5. Binding Effect. This Second Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

      5.6. Governing Law. This Second Amendment shall be governed by and construed in accordance with New York law.

      5.7. Counterparts. This Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument.

      5.8. Exchange of Notes. It shall not be necessary for the Holders to surrender their Notes in exchange for new Notes. However, upon any surrender for exchange or transfer, Notes issued in exchange or in connection with a transfer shall be in the form of the attached Exhibit 1.

      5.9. Waiver. The Holders waive through the date of this Second Amendment any Default or Event of Default under the Note Agreement resulting from the Company's failure to comply with the provisions of Sections 10.8 (Interest Coverage), 10.9 (Fixed Charge Ratio) and 10.10 (Consolidated Net Worth) of the Note Agreement from the period beginning April 1, 1999 and ending September 30, 1999. This waiver is limited to its terms and shall not constitute a waiver of any other term, condition, representation or covenant under the Note Agreement or any of the other agreements, documents or instruments executed and delivered in connection therewith.

      If you are in agreement with the foregoing, please sign the accompanying counterpart of this Second Amendment and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company upon satisfaction of the conditions set forth in Section 4 of this Second Amendment.

                                        FRANKLIN ELECTRONIC PUBLISHERS,
                                        INCORPORATED


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

The foregoing is hereby agreed
to as of the date thereof.

THE NORTHWESTERN MUTUAL LIFE
   INSURANCE COMPANY

By:__________________________________
Name:________________________________
Title:_______________________________


ALEXANDER HAMILTON LIFE
   INSURANCE COMPANY OF AMERICA

By:__________________________________
Name:________________________________
Title:_______________________________


PACIFIC LIFE INSURANCE COMPANY

By:__________________________________
Name:________________________________
Title:_______________________________

By:__________________________________
Name:________________________________
Title:_______________________________

                                   SCHEDULE I

                       Information as to Holders of Notes

                                                           Outstanding Principal
Name of Holder                                                 Amount of Notes
--------------                                                 ---------------

The Northwestern Mutual Life Insurance Company                   $13,200,000
Alexander Hamilton Life Insurance Company of America               6,000,000
Pacific Life Insurance Company                                     4,800,000
                                                                 -----------
                                                                 $24,000,000


                                   Schedule I

                                                                       EXHIBIT 1

                                 [FORM OF NOTE]

                  FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

                     SENIOR SECURED NOTE DUE MARCH 31, 2006

No. [_____]                                                               [Date]
$_________                                                       PPN ___________

            FOR VALUE RECEIVED, the undersigned, FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED (herein called the "Company"), a corporation organized and existing under the laws of the State of Pennsylvania, hereby promises to pay to [name of purchaser] or registered assigns, the principal sum of _______________ DOLLARS on March 31, 2006, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 13% per annum (or such lesser applicable rate as specified in the Note Purchase Agreement referred to below), from the date hereof, payable semiannually, on March 31 and September 30 of each year, commencing with the March 31 or September 30 next succeeding the date hereof, until the principal hereof shall have become due and payable and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount and Modified Make-Whole Amount (as defined in the Note Purchase Agreements), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2% over the then applicable rate or (ii) 2% over the rate of interest publicly announced by The Chase Manhattan Bank from time to time in New York City as its "base" or "prime" rate.

            Except as hereinafter provided, payments of principal of, interest on and any Make-Whole Amount or Modified Make Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Burlington, New Jersey or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below. As provided in the Note Purchase Agreement, on each interest payment date the Company shall pay (i) interest in cash on this Note at the rate of 11% per annum and (ii) additional interest at a rate of 2% per annum, or such lesser applicable rate as specified in the Note Purchase Agreement (the "PIK Percentage"), in cash or, in lieu of cash and at the Company's option (other than the interest payment date that is the date of maturity of this Note), through the issuance of additional Notes ("Secondary Notes") in an aggregate principal amount equal to the amount of interest (rounded to the nearest whole cent) that would be payable with respect to such Note if such

                                    Exhibit 1
interest (the "PIK Portion") were paid in cash; provided that the Company shall pay cash in lieu of issuing Secondary Notes in any denominations of less than $1,000 (determined for each holder of Notes with respect to the aggregate principal amount of Notes held by such holder as shown in the note register of the Company). On each interest payment date on which the Company elects to pay the PIK Portion through the issuance of Secondary Notes, the Company shall issue and deliver Secondary Notes to the holder, in the aggregate principal amount required to pay such PIK Portion, together with cash in the amount necessary to pay the portion of the interest due on such interest payment date that is payable in cash. Each Secondary Note shall mature on March 31, 2006, shall be governed by, and subject to, the terms, provisions and conditions of the Note Purchase Agreements, and shall bear interest from and after such date in the same manner as, and have the same rights and benefits as, this Note. Any Secondary Notes shall be in substantially the form of this Note but shall be issued with the designation "PIK" on its face. The Company shall pay any interest payable on or after the date of maturity of any Note solely in cash.

            This Note is one of a series of Senior Secured Notes (herein called the "Notes") issued pursuant to separate Note Purchase Agreements, dated as of March 27, 1997 (as from time to time amended, the "Note Purchase Agreements"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements. The rights of the holder of this Note in the Collateral securing this Note may be subject to one or more lien subordination agreements with Banc of America Commercial Finance Corporation, acting through its Commercial Funding Division.

            This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this
Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

            The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

            If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and Modified Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

                                    Exhibit 1

            This Agreement shall be construed and enforced in accordance with, and the rights of parties shall be governed by, the law of the State of New York excluding choice-of-law principles of such State that would require the application of the laws of a jurisdiction other than such State.

                                           FRANKLIN ELECTRONIC PUBLISHERS,
                                                      INCORPORATED


                                           By:   ______________________________
                                           Name: ______________________________
                                           Title:______________________________


                                       3

                                    Exhibit 1